Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMPHASTAR PHARMACEUTICALS, INC.

Amphastar Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.The name of the Corporation is Amphastar Pharmaceuticals, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 19, 2004.
2.The Corporation’s Amended and Restated Certificate of Incorporation is hereby further amended by inserting a new Article XVI, immediately following Article XV, to read as follows:

“XVI.

An officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except for liability (a) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the officer derived an improper personal benefit, or (d) in any action by or in the right of the Corporation.  If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Neither any amendment, modification nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate, reduce or adversely affect, any right or protection of an officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification, repeal or adoption of an inconsistent provision.”

3.This Certificate of Amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment is duly executed by the undersigned officer of the Corporation on June 2, 2025.

By:	/s/ Jacob Liawatidewi
Name:	Jacob Liawatidewi
Title:	Executive Vice President of Sales and Marketing, Corporate Administration Center, and Director